                                                                      EXHIBIT 12


                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (Dollars In Thousands)


                                                For the Three Months      For the Six Months
                                                        Ended                    Ended
                                               ----------------------   ----------------------
                                                 June 30,    July 1,      June 30,    July 1,
                                                   1995       1994          1995       1994
                                               ----------  ----------   ----------  ----------
Pretax earnings from continuing operations...  $  464,300  $  432,662   $  843,092  $1,084,870

Deduct equity in undistributed net earnings
  of unconsolidated subsidiaries.............           -      (9,400)           -     (12,448)
                                               ----------  ----------   ----------  ----------

Total pretax earnings from continuing
  operations.................................     464,300     423,262      843,092   1,072,422
                                               ----------  ----------   ----------  ----------

Add:

 Fixed Charges

 Interest (A)................................   3,031,992   2,075,400    5,813,001   3,974,827

 Other (B)...................................      33,636      34,645       68,816      70,740
                                               ----------  ----------   ----------  ----------

 Total fixed charges.........................   3,065,628   2,110,045    5,881,817   4,045,567
                                               ----------  ----------   ----------  ----------


 Preferred stock dividend requirements.......      19,562       2,644       39,428       5,000
                                               ----------  ----------   ----------  ----------

 Total combined fixed charges and
  preferred stock dividends...................  3,085,190   2,112,689    5,921,245   4,050,567
                                               ----------  ----------   ----------  ----------


Pretax earnings before fixed charges ........  $3,529,928  $2,533,307   $6,724,909  $5,117,989
                                               ==========  ==========   ==========  ==========

Pretax earnings before combined fixed
 charges and preferred stock dividends ......  $3,549,490  $2,535,951   $6,764,337  $5,122,989
                                               ==========  ==========   ==========  ==========


Ratio of earnings to fixed charges ..........        1.15        1.20         1.14        1.27
                                               ==========  ==========   ==========  ==========

Ratio of earnings to combined fixed charges
 and preferred stock dividends ..............        1.15        1.20         1.14        1.26
                                               ==========  ==========   ==========  ==========

(A)  There was no capitalized interest for the 1995 and 1994 periods.

(B) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.